Exhibit 10.4

Marketing Agreement

This Marketing Agreement (this “Agreement”), dated as of August 31, 2022 (the “Effective Date”), is by and between Cuentas, Inc. (“Cuentas”), a Florida corporation with offices located at 235 Lincoln Road, Suite 210, Miami Beach, Florida 33139 and LSI Group S.A., a Guatemalan corporation with offices located at 16 Calle 31-90 zona 7 Villa Linda 2, Guatemala, Guatemala, 01007 (“LSI Group”, and together Cuentas, the “Parties,” or as to each a “Party”).

WHEREAS, Cuentas is engaged in the business of registration, approval and onboarding of consumers onto the Cuentas GPR/Mobile App/Mobile Wallet platform (the “Cuentas GPR Card and Mobile App”);

and

WHEREAS, LSI Group is engaged in the business of providing customers (“LSI Group Customers”) with fund remittances services from the United States to Colombia, El Salvador, Honduras and Guatemala; and

WHEREAS, the LSI Group agrees to offer the Cuentas GPR Card and Mobile App to LSI Group Customers and to encourage them to register, activate and maintain the Cuentas GPR Card and Mobile App active.

NOW, therefore, in consideration of the foregoing, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

Capitalized terms have the meaning set forth in this Section 1.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Intellectual Property” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights, copyrightable works and works of authorship (whether copyrightable or not), including computer programs, data collections, and databases, (d) trade secrets, know-how, and other confidential or proprietary information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights.

2. LSI Group Promotion Of Cuentas GPR Cards; Referrals; compensation.

2.1 LSI Group agrees to offer the Cuentas GPR Card and Mobile App to LSI Group Customers and to encourage them to register, activate and maintain the Cuentas GPR Card and Mobile App active.

2.2 During the one year term of this Agreement, LSI Group marketing efforts shall result in: (a) 200,000 LSI Group Customers successfully registering with a special promo code, activating and maintaining the Cuentas GPR Card and Mobile App (the “LSI Group Referrals”). To qualify as a LSI Group Referral, the referred LSI Group Customer must have a $50 deposit or cash load to the Cuentas GPR Card and Mobile App within reasonable time after registration, onboarding to the Cuentas platform and/or receipt of the Cuentas card.

2.3 LSI Group will have up to 6 months to reach the goal of 100,000 LSI Group Referrals to be the exclusive referral provider of Cuentas for Honduras, Colombia, El Salvador and Guatemala. Once LSI Group reaches or surpasses the 100,000 LSI Group Referrals within 6 months, LSI Group’s exclusive will be extended for another 6 months. LSI Group will work for a total of 12 months to reach the total minimum goal of 200,000 LSI Group referrals to be the exclusive referral provider to Cuentas for remittances to the countries of Honduras, Colombia, El Salvador and Guatemala. LSI Group will continue to be the exclusive referral provider of Cuentas for Honduras, Colombia, El Salvador and Guatemala for the next 2 years, assuming they reach 400,000 LSI Group Referrals after 2 years and 600,000 after 3 years. The exclusive status will terminate after 3 years, subject to renegotiation. If the conversion rate of LSI Group’s campaign is less than 10%, the parties may redesign the campaign.

2.4 LSI Group will receive thirty percent (30%) of the net revenue earned by Cuentas from the LSI Group Referrals and Cuentas shall retain the remaining seventy percent (70%) net revenue, (CUENTAS = 70%, LSI Group = 30%).

2.5 The Parties shall consult with each other on at least a monthly basis to review the results of the preceding month to determine the number of LSI Group Referrals and the net revenue due to LSI Group from Cuentas and discuss other opportunities or marketing strategies to improve the results.

3. Confidentiality.

3.1 From time to time during the Term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, Intellectual Property, products/services/products and services, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”).

3.2 Confidential Information shall not include information that at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 3 by the Receiving Party or any of its Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns (collectively “Representatives”); (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party; or (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information.

3.3 The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any Person or entity, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement.

3.4 The Receiving Party shall be responsible for any breach of this Section 3 caused by any of its Representatives. On the expiration or termination of the Agreement, the Receiving Party shall promptly return, and shall require its Representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information. In addition to all other remedies available at law, the Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party and its Representatives to prevent the breach or threatened breach of this Section 3 and to secure its enforcement.

4. Public Announcements.

Neither Party nor any of its Affiliates or Representatives shall (orally or in writing) publicly disclose, issue any press release, or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except if and to the extent that such Party based on the reasonable advice of counsel is required to make any public disclosure or filing (“Required Disclosure”) regarding the subject matter of this Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded or (iii) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (i) or (ii) of this Section 4, the Party making any Required Disclosure shall consult with the other Party regarding the substance of the Required Disclosure and provide the other Party no less than three business days to review and comment on the content of the Required Disclosure prior to its publication or filing. Without limitation of the foregoing, the Parties shall issue a joint press release in the form acceptable to the Parties. Each Party shall be liable for any failure of its Affiliates or Representatives to comply with the restrictions set forth in this Section 4.

5. Indemnification.

5.1 Subject to the terms and conditions set forth in Sections 5.2, each Party (as “Indemnifying Party”) shall indemnify and hold harmless, and defend the other Party (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that are incurred by Indemnified Party in a final judgment (collectively, “Losses”), arising out of any third-party claim alleging:

(a) any grossly negligent or more culpable act or omission of Indemnifying Party including any reckless or willful misconduct in connection with the performance of its obligations under this Agreement; or

(b) any failure by Indemnifying Party to materially comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

5.2 Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify, hold harmless, or defend Indemnified Party against any claim (whether direct or indirect) to the extent such claim or corresponding Losses arise out of or result from, in whole or in part, Indemnified Party’s:

(a) Gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) failure to materially comply with any of its obligations set forth in this Agreement; or

(c) promotion or offering of the Cuentas GPR Card and Mobile App in in any manner not otherwise authorized under this Agreement.

6. Limitation of Liability.

6.1 No Consequential or Indirect Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 3 AND 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

6.2 Exceptions. THE LIMITATIONS AND EXCLUSIONS SET FORTH IN THIS SECTION SHALL NOT APPLY TO DAMAGES OR LIABILITIES ARISING FROM:

(a) THIRD-PARTY CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 5;

(b) THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF LSI GROUP IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT; OR

(c) BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 3.

7. Assignment and Delegation.

Neither Party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

8. No Solicitation.

8.1 During the Term of this Agreement and for a period of TWO YEARS thereafter, neither Party will directly or indirectly solicit or hire or engage as an independent contractor, any current or former employee of the other Party or any of its Affiliates (each, a “Covered Employee”).

8.2 The Parties acknowledge that the duration and scope of the restrictions contained in Section 8.1 are reasonable. Upon a determination that any term or provision of this Section 8 is invalid, illegal, or unenforceable, the court may modify this Section 8 to substitute the maximum duration or scope legally permissible under such circumstances to the greatest extent possible to effect the restrictions originally contemplated by the Parties hereto.

9. Relationship of the Parties.

9.1 Each Party is an independent contractor with regard to this Agreement. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party.

9.2 Any Persons employed or engaged by a Party in connection with the cross-marketing arrangement set forth herein shall be that Party’s employees or contractors. Each Party assumes responsibility for the actions of its employees and contractors under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, providing unemployment and disability benefits, and the manner and means through which the work under this Agreement will be accomplished.

10. Choice of Forum.

Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than US DISTRICT COURT or, if such court does not have subject matter jurisdiction, the courts of the State of Florida sitting in Miami-Dade County, and any appellate court thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in said court. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11. Term, Termination, and Survival.

11.1 This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of 12 months unless sooner terminated pursuant to Section 13.2 or Section 13.3 (“Term”). If LSI Group meets the goal of 200,000 successful LSI Group Referrals within the first 12 months, the agreement will be extended for an additional 3 years as an exclusive relationship for these 4 countries.

11.2 Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(a) Materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within thirty (30) days after receipt of written notice of such breach.

(b) Becomes insolvent or admits its inability to pay its debts generally as they become due.

(c) Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law.

(d) Is dissolved or liquidated or takes any corporate action for such purpose.

(e) Makes a general assignment for the benefit of creditors.

(f) Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

11.3 The rights and obligations of the Parties set forth in this Sections 3, 4 and 5, and any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

11.4 Either Party, in its sole discretion, may terminate this Agreement at any time, without cause, by providing at least sixty days’ prior written notice to the other Party.

12. Severability.

If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13. Waiver.

No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14. Entire Agreement.

This Agreement and any other documents incorporated herein by reference and all related Exhibits and Schedules, constitute the sole and entire agreement of the Parties with respect to the subject matter of this Agreement and therein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter. The Parties have not relied on any statement, representation, warranty, or agreement of the other Party or any other Person on such Party’s behalf, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties, or agreements expressly contained in this Agreement.

15. No Oral Amendments.

No amendment to this Agreement is effective unless it is in writing, identified as an amendment to this Agreement and signed by an authorized representative of each Party.

16. Notice.

Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at the addresses set forth on the first page of this Agreement (or to such other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile [or email] (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section.

17. Choice of Law.

This Agreement and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Florida without giving effect to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

CUENTAS, INC.		LSI GROUP S.A.

By	/s/ Shalom Arik Maimon	By	/s/ Ana Alicia Illescas Figueroa
Name:	Shalom Arik Maimon	Name:	Ana Alicia Illescas Figueroa
Title:	Interim CEO	Title:	CEO/Legal Representative